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                                                                    Exhibit 99.1

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Press Release                                                   [LOGO]
                                                                BJ SERVICES
Contact:     Mike McShane (713) 462-4239

Release:     Immediately
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                  BJ SERVICES COMPANY ANNOUNCES PROPOSED SALE

                          OF SENIOR CONVERTIBLE NOTES

Houston, Texas. April 18, 2002. BJ Services Company (BJS-NYSE, CBOE, PCX) today announced that it will commence an offer to sell senior convertible notes for gross proceeds of approximately $355,000,000 with an over-allotment option of up to 15%. The notes will be unsecured senior obligations that will rank equally in right of payment with all of the Company's existing and future senior unsecured indebtedness. BJ Services intends to use the net proceeds of the offering to fund its recently announced proposed acquisition of OSCA, Inc. and for general corporate purposes.

The notes will be convertible into shares of BJ Services' common stock when the shares' market price reaches specified thresholds. The notes cannot be called for three years after issuance and will mature in 20 years. Holders can require BJ Services to repurchase the notes on specified dates (the first of which is three years after issuance) and upon the occurrence of specified change in control events.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities. The notes may be offered only by means of a confidential offering memorandum.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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             (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)